Exhibit 99.2

Dear Intevac employees,

On behalf of the Seagate leadership team, we’re excited to share that Seagate has signed an agreement to acquire Intevac, with the deal expected to close in late March or early April 2025. At closing, Intevac will officially join Seagate, and we couldn’t be more thrilled to welcome you.

We believe combining forces highlights our commitment to innovation, operational excellence, and customer satisfaction. For decades, Intevac has been a trusted partner, providing thin-film deposition equipment for our drive components. As Intevac’s long-time customer, this acquisition strengthens our collaboration—and with Intevac’s operations close to our Fremont, California and Singapore facilities, we’ll foster even greater engineering capabilities.

While this is great for our companies, what does this mean for each of you? As a Seagate employee, you’ll have the opportunity to work on cutting-edge technologies that are shaping the future of data storage. Our commitment to research and development ensures that you’ll be part of groundbreaking projects, collaborating with some of the brightest minds in the industry. You are joining a company that values creativity, technical excellence, and continuous learning.

We know that transitions like this bring both opportunities and questions, and we don’t want to keep you waiting. Members of our leadership team will be visiting in person tomorrow in Santa Clara and Monday in Singapore to introduce ourselves, share more about what’s ahead, and answer any initial questions. In the meantime, we’ve included a short FAQ below to address some common topics. You will receive a calendar invitation for one of the meetings shortly.

We look forward to getting to know you and working together to make this transition a success!

Dave Mosley, CEO	Gianluca Romano, EVP and CFO	KF Chong, SVP, Global Operations	John Morris, SVP and CTO

Frequently Asked Questions (FAQ)

1.	What does this announcement mean for me?

For now, nothing changes. Intevac will continue operating independently as usual until the deal officially closes, which we expect to happen in late March or early April 2025, subject to the satisfaction of customary conditions. Once that happens, Intevac will officially become part of Seagate. We expect to communicate more about the timing of closing in the coming weeks.

2.	What does this mean for Intevac’s customers?

Seagate remains committed to serving all Intevac customers and will honor contractual commitments post-closing.

3.	Will my salary or benefits change?

Your salary will remain the same, and you will find our benefits to be commensurate with your current offerings. You can also visit our benefits page to learn a little more.

As Intevac becomes a subsidiary of Seagate, you will be eligible to participate in our performance bonus plan which may offer additional earning potential. Seagate will honor Intevac’s current bonus plan with a planned payout in the September 2025 timeframe. We’ll share more details on this as we get closer to closing.

4.	Will my role or responsibilities change?

Between now and closing, both companies will continue to operate independently. We will communicate openly about any future updates and opportunities.

5.	What happens between now and our first day?

Between now and closing, both companies will continue to operate independently. Over the next few weeks, we will share more details to help ensure a smooth transition.

6.	How can I learn more about Seagate?

We encourage you to visit Seagate.com to learn about our mission, values, and culture. We’ll also provide more details during our in-person visit and in future communications.

7.	Who should I reach out to with questions?

You can reach out to Intevac CFO Cameron McAulay at cmcaulay@intevac.com. Additionally, feel free to bring any questions to our in-person meetings.

Additional Information and Where to Find It

In connection with the proposed acquisition (the “Transaction”) of Intevac, Inc. (“Intevac”) by Seagate Technology Holdings plc (“Seagate”), Irvine Acquisition Holdings, Inc. (“Bidder”) will commence a tender offer for all of the outstanding shares of Intevac. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Intevac. It is also not a substitute for the tender offer materials that Bidder will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Bidder will file tender offer materials on Schedule TO with the SEC, and Intevac will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Under certain circumstances described in the definitive Transaction documents, Seagate may determine instead to terminate or withdraw the offer and effect the Transaction through a merger only, in which case the relevant documents to be filed with the SEC will include a proxy statement for the solicitation of votes of Intevac stockholders to approve the merger. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AND, IF APPLICABLE, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY SEAGATE, INTEVAC, OR BIDDER WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY INTEVAC’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER, OR IF APPLICABLE, VOTING ON THE TRANSACTION. A free copy of these materials will be available to Intevac’s stockholders by visiting Intevac’s website (https://ir.intevac.com). In addition, these materials (and all other documents filed by Seagate, Intevac, and Bidder with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC.

If the tender offer is terminated and the Transaction is to be effected by merger only, in which case, the approval of Intevac stockholders must be obtained, Seagate, Intevac and their respective directors and executive officers may be deemed to be participants in any such solicitation of proxies from Intevac’s stockholders in connection with the Transaction. Information regarding Seagate’s directors and executive officers is available in its most recent proxy statement that was filed with the SEC (and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1137789/000113778924000085/stx-20240903.htm).  Information regarding Intevac’s directors and executive officers is available in its most recent proxy statement that was filed with the SEC (and is available at https://www.sec.gov/Archives/edgar/data/1001902/000119312524091334/d719495ddef14a.htm). Other information regarding potential participants in any such proxy solicitation will be contained in any proxy statement filed in connection with the Transaction.

Forward-Looking Statements

Certain statements contained in this communication may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially.

Statements in this communication regarding Intevac and Seagate that are forward-looking may include statements regarding: (i) the Transaction; (ii) the anticipated occurrence, manner and timing of the proposed tender offer, (iii) the expected timing of the closing of the Transaction; (iv) considerations taken into account in approving and entering into the Transaction; (v) the anticipated benefits to, or impact of, the Transaction on Intevac’s and Seagate’s respective businesses; and (vi) expectations for Intevac and Seagate following the closing of the Transaction. There can be no assurance that the Transaction will be consummated.

Actual events or results may differ materially from these forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “propose,” “provide,” “believe,” “seek,” “estimate,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include:  (i) the possibility that the conditions to the closing of the Transaction are not satisfied or waived; (ii) uncertainties as to how many of Intevac’s stockholders will tender their stock; (iii) the possibility that competing offers will be made; (iv) the occurrence of any event, change or other circumstance that could give rise to a right to terminate the Transaction; (v) possible disruption related to the Transaction to Intevac’s and Seagate’s current plans, operations and business relationships, including through the loss of customers and employees; (vi) the amount of the costs, fees, expenses and other charges incurred by Intevac and Seagate related to the Transaction; (vii) the risk that Intevac’s or Seagate’s stock price may fluctuate during the pendency of the Transaction; (viii) the diversion of Intevac’s or Seagate’s respective management’s time and attention from ongoing business operations and opportunities; (ix) the response of competitors and other market participants to the Transaction; (x) potential litigation relating to the Transaction; (xi) uncertainty as to timing of completion of the Transaction and the ability of each party to consummate the Transaction; and (xii) and the impact of global macroeconomic conditions and supply chain challenges on Intevac’s or Seagate’s respective businesses.

A more complete description of these and other material risks can be found in the periodic reports that Intevac and Seagate have filed and will file with the SEC, including their Quarterly Reports on Form 10-Q for the quarterly period ended December 27, 2024 and September 28, 2024 for Seagate and Intevac respectively, and their Annual Reports on Forms 10-K for the fiscal year ended June 28, 2024 and December 30, 2023 for Seagate and Intevac respectively, as well as the Schedule TO and related tender offer documents to be filed by Seagate and its acquisition subsidiary, Bidder, the Schedule 14D-9 to be filed by Intevac, and, if applicable, the proxy statement referenced above. All forward-looking statements in this communication are based on information available to Intevac and Seagate as of the date of this communication, and, except as required by law, neither Intevac nor Seagate assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.